Exhibit 99.1

AISYSTEMS RELEASES LETTER TO SHAREHOLDERS DETAILING FUTURE OUTLOOK

Kirkland, Washington, October 21, 2010 - AISystems, Inc. (OTCBB:ASYI) ("AISystems" or the "Company"), creator of jetEngine™, a leading business platform software system for the airline industry, today released a shareholder update letter reviewing recent accomplishments and detailing the future outlook of its business. The shareholder update letter is included below.

Dear current and prospective shareholders,

I would like to provide you with an update on our recent activities since becoming a publicly traded company on March 22, 2010 as well as provide a snapshot of what we anticipate achieving over the coming year.

I would first like to introduce the jetEngine™ Business Platform - the focal point of our business and the most integral component to our growth as a company.

The jetEngine™ Business Platform is a powerful technology and system of mathematical algorithms that is capable of changing the way airlines operate; it has the potential to deliver significant untapped profit to the airline industry.  We have designed two main product suites within the jetEngine™ Business Platform, each consisting of four product modules.  The two product suites include the jetEngine™ Business Planning Suite (“jetEngine™ BPS”), components of which we recently launched and the jetEngine™ Integrated Operations Suite (“jetEngine™ O/S”), scheduled to start rolling out in 2011.

Our jetEngine™ BPS is unique, it allows senior airline executives, particularly CEOs and CFOs, to create business plans with a holistic approach taking into account market factors, logistics (such as routes, fleet, crew and maintenance schedules), profit and risk metrics. Moreover, these variables can be modified in real time to analyze the effect on the airline’s bottom line and simultaneously quantify their impact on the business. Additionally, the process takes minutes to complete versus the current industry standard of weeks or months. Examples of important variables that can be modified & modeled quickly include 1) adding and removing destination cities, 2) adding and removing aircraft, 3) adding and removing airplane crew, and 4) modeling changes in fuel price. From changing any of these variables jetEngine™ BPS makes it possible to see the immediate result on profitability and it provides the senior executive with the support they need to make prudent key decisions for the airline.

AISystems:  Before and After

Looking back over the past six months, it is hard to believe how far we have come since embarking on the process to become a fully reporting publicly listed company. Since that time AISystems’ management team has made progress executing the business plan and positioning the Company for potential substantial growth. I am pleased to report that we have achieved all our major short-term goals during this period, including:

▪	Successfully launching the first module of our jetEngine™ Business Planning Suite - Core Business Services;

▪	Entering into discussions with several airlines and potential channel partners regarding the deployment of jetEngine™;

▪	Entering into a product evaluation arrangement with a major European airline;

▪	Establishing a world class Advisory Board comprised of business and airline luminaries;

▪	Co-Sponsoring the 16th Annual International Airlines Symposium, which brought together the top 60 airline industry executives in a roundtable discussion on new trends and technologies, and of course;

▪	Establishing AISystems as a public company.

I would like to expand on the launch of the jetEngine™ BPS, which was a major inflection point for AISystems and our first growth driver. jetEngine™ BPS is an advanced business platform that can produce a complete business plan including market variables, cost, revenue, risk and profitability analysis, as well as integrated and feasible schedule including routes, fleet, crew and maintenance.

An exciting development for AISystems is the arrangement with Turkish Airlines Teknik (“Turkish Airlines” or “TK”) for the evaluation and potential purchase of the jetEngine™ BPS. The evaluation is expected to take up to 60 days from commencement and upon successful completion it is the mutual intention of Turkish Airlines and AISystems to execute a commercial license agreement granting TK rights to use the jetEngine™ BPS software platform. “We think that the jetEngine™ BPS may provide TK a new and unique capability to examine the opportunities in the market place and to quickly build business plans, including fully feasible and compliant schedule plans that take into account market conditions and risk,” stated Orkun Hasekioglu, Chief Information Officer of TK.

We are excited about the jetEngine™ Business Platform and the capabilities of the recently launched jetEngine™ BPS and to highlight a few of the reasons, let’s look more closely.

AISystems’ Technology

After four years of intensive Research and Development together with a careful study of and exposure to the market, we have completed our first commercial product.

Our technology has placed us in a unique position in the value chain for airline business planning. jetEngine™ BPS has been a huge undertaking consolidating the entire planning process and vastly extending its purview. It literally compresses time and space in reducing the myriad of people in multiple departments laboring for months down to a planning platform that can be run on a single computer by one person and achieve a superior result in minutes.

More importantly, it is the first product that allows airlines to explore new opportunities and then build business plans around their specific needs - and quickly. jetEngine™ BPS breaks the limits placed on airlines by legacy systems and technologies, we believe this represents the only system to afford airlines this opportunity.

jetEngine™ BPS has an analogous technology to that developed for network resource allocation methods, patented by Roy Miller and subsequently sold to Microsoft to become the main scheduling engine in MSPROJECT – a $700 Million revenue business for Microsoft. This scheduling engine that Microsoft purchased allowed MSPROJECT to go from a single desktop system to an enterprise system consolidating multiple projects and resources. The increased project efficiency from this technology is as high as 20%.

Business Planning

Airlines begin the business planning process months before a schedule is actually published.  The process is complicated and protracted as current technology used by commercial airlines is inept at holistically and simultaneously analyzing dynamic variables such as routes, fleet, crew, maintenance, risk and distribution of the final schedule to all stakeholders. In addition, it requires collaboration and coordination by several distinct departments within the airline organization, their independent planners and technology systems to design and create the business plan and supporting flight schedule.

Currently, the time to complete a schedule plan is measured in weeks and months.  The process is also inflexible and often hinders an airline's ability to achieve and sustain profitability, not to mention the fact that it is costly and error prone. These issues are mainly due to current systems’ inabilities to manage and integrate large quantities of data and the fact that legacy systems function in independent silos that perform very discrete functions within the organization.

Today:  jetEngine™ Business Planning Suite - A Fast, Easy and Flexible Solution

Our jetEngine™ BPS is capable of integrating all of the variables and factors needed to create an airline business plan in real time, including market factors, full financial statements and a complete and feasible schedule. It does all this in a manner that is much more efficient at utilizing resources allowing airlines to improve their bottom line.  jetEngine™ BPS reduces the complex planning cycle from months to minutes and allows for a level of qualitative and quantitative assessment of financial information never before possible, enabling the airline to focus on core business objectives and competitive realities to make sound business decisions.

Planning Around the Unplanned:  The Valentine’s Day Storm of 2007

Once the schedule is created, what happens if flights are grounded because of a storm?  Scheduling cannot be modeled in real time and the impacts of a disruptive event to the bottom line may not be known for months.  This is a very real scenario and one that JetBlue faced in 2007.

A snowstorm shut down JetBlue’s hub at John F. Kennedy airport in New York on February 14, 2007.  Passengers were stranded aboard JetBlue planes for up to 11 hours and even more were stranded in the terminal. Over the ensuing week, JetBlue had to cancel all its flights at 11 airports in order to ‘reset’ the flight recovery scheduling system. Thousands of passengers had flights cancelled and thousands more were delayed for hours. At the time, JetBlue’s chief executive said the airline would lose "tens of millions of dollars" as a result.

JetBlue is a relatively young airline at just 10 years old and is considered advanced in terms of the systems it uses, yet its scheduling system could not handle the number of calculations required to reschedule aircraft, crews, and other resources, together with the rescheduling of passengers. Their systems were unable to cope with the sizable and complex irregularity of a snowstorm.

Tomorrow:  jetEngine™ Integrated Operations Suite

The jetEngine™ O/S will allow airlines to address in real-time any operational changes required due to shifts in the competitor landscape, disruptions due to weather, epidemics or economic downturns. It shifts the focus from operations to profitability enabling airlines to operate in the most profitable manner translating into a distinct advantage over the competition.

The jetEngine™ O/S is capable of generating feasible solutions within minutes, even in circumstances like those faced by JetBlue. It has the potential to enable airlines to prevent major losses, in JetBlue’s case the “tens of millions of dollars”, due to slow and inefficient recovery from major business interruptions.

We anticipate releasing the first modules of the jetEngine™ O/S in 2011.

Our Opportunity

AISystems has substantial experience in working with airlines to analyze and tackle the industry’s most difficult challenges. Our knowledge and experience has allowed us to identify the potential market opportunity for the jetEngine™ Business Planning Suite and the jetEngine™ Integrated Operations Suite.

With the jetEngine™ Business Platform, we have created an opportunity to bridge the gap between what current airline enterprise management systems can provide and the pressing needs of the aviation industry. Recurring annual losses demonstrate need for competent and efficiently managed assets and resources in order to reduce costs and return to profitability.

We believe that AISystems is in a great position to begin commercializing the jetEngine™ Business Platform.  We are already in discussions with several airlines as well as potential channel partners.  We are excited about our prospects and look forward to continuing the execution of our plan, which includes further rollout of the jetEngine™ BPS and the jetEngine™ O/S products. We believe that AISystems’ jetEngine™ BPS, having unassailable and superior technology, has the potential to become the standard planning platform in the airline space.

Thanks and we look forward to your continued support.

Regards

Stephen C. Johnston
President & Chief Executive Officer
AISystems, Inc.

About AISystems

AISystems has developed a unique, proprietary business platform software system for the airline industry called jetEngine™, which is comprised of systems and mathematical algorithms capable of generating significant profitability improvements through strategic business planning capabilities, resource scheduling, revenue management and integrated operations. More information about AISystems can be found at www.aisystems.org.

Safe Harbor Statement

This press release may contain "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company's Annual Report on Form 10-K and in the Company's recent report on Form 8-K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Contact:

AISystems, Inc.
Stephen C. Johnston, President & Chief Executive Officer
+1 (425) 749-7287
steve@aisystems.org

KCSA Strategic Communications
Todd Fromer +1 (212) 896-1215
Marybeth Csaby +1 (212) 896-1236
Phil Carlson +1 (212) 896-1233
AISystems@kcsa.com